Exhibit 10.9

July 21, 2021
Mr. Milton Carroll
VIA ELECTRONIC DELIVERY

Re:    Separation Agreement
Dear Milton:
In recognition of your nearly thirty years of dedicated service that has transformed the Company and positioned it for continued success, this letter memorializes the discussions and agreement concerning your separation from employment as Executive Chairman of CenterPoint Energy, Inc. (the “Company”) and ultimately your service on the board of directors of the Company (the “Board”), as well as our agreement regarding certain payments and arrangements in connection with such separation from the Company. As part of this letter agreement, the Company acknowledges your substantial contributions and stewardship of the Company over the past several decades, that your separation from employment and as a member of the Board pursuant to this letter agreement comes substantially in advance of the date of the annual general meeting of the shareholders of the Company (an “AGM”) in 2023 (the “2023 AGM Date”) on which you would, pursuant to the current bylaws of the Company, otherwise be required to retire from the Board, and that you are departing from your position as Executive Chairman now, and from your position as a director this year, including in order to assist the Company in implementing its new structural, leadership and governance transition at the Company and facilitating a smooth transition and succession.

1.Separation from Service as Executive Chairman
1.1    You and the Company agree that you will retire from employment with the Company upon the close of business of the Company on July 21, 2021 (the “Separation Date”). Effective as of the Separation Date, (a) you hereby resign your position as Executive Chairman of the Company and from all other officer and employee positions you may hold with the Company and any of the Company’s Affiliates and (b) it is agreed and understood that with respect to your service as a member of the Board, you will continue as a non-employee director of the Company through September 30, 2021, and cease your service as a member of the Board on such date and not continue to serve through the end of your elected term at the Company’s 2022 AGM. While you and the Company each agrees that such resignations are intended to be self-effectuating, you further agree to execute any documentation the Company and you determine necessary or appropriate to facilitate such resignations.

1.2    Subject to your timely execution without revocation of the Release (as such term is defined in paragraph 2 below), the Company hereby agrees that your separation from service as an employee under this letter agreement will be treated as an “Enhanced Retirement” for purposes of any outstanding equity awards granted to you under the Company’s 2009 Long-Term Incentive Plan (the “LTIP”, and such awards, the “Equity Awards”), which awards will receive certain vesting treatment as s a result thereof. The Company further agrees that you will continue to be provided with administrative services consistent with those you are currently provided, through at least the 2023 AGM Date.

1.3    In addition, and subject to your timely execution without revocation of the Release, you will be entitled to a lump sum cash payment equal to $28,072,000. This payment will be made to you on the 10th day after execution of both this letter agreement and the Release, so long as you do not revoke the Release (the “Payment Date”) and with the proviso that you understand that weekends, business holidays, and other business circumstances may cause reasonable delays in payment.

2.Release of Claims
You hereby acknowledge and agree that, as of the date of this letter agreement, you are not legally entitled to the payments set forth in this letter agreement, to which you will first become entitled following the execution of this letter agreement and the Release by you and the Company. In consideration of such payments, on or following the Separation Date, but not later than 21 calendar days following the Separation Date, you will shall execute and deliver to the Company the Release of Claims in the form attached to this letter agreement as Exhibit A (the “Release”).
3.Restrictive Covenants; Other Obligations
    3.1    You hereby acknowledge and agree that you will continue to be bound by, and will comply with, those restrictive covenants contained in your Equity Awards, which covenants are incorporated herein by reference and made a part of this letter agreement under this Paragraph 3.1. You also hereby acknowledge and agree that by executing the Release, you are agreeing to be bound to certain other restrictive covenants and to provide such transition services and other cooperation as reasonably requested by the Company.

    3.2     You and the Company recognize that the Company will have no adequate remedy at law for breach by you of the restrictions imposed by Paragraph 3.1 above and that the Company and its subsidiaries could suffer substantial and irreparable damage if you breach any of these restrictions. For this reason, you agree that, if you breach any of the restrictions imposed under Paragraph 3.1 above, in addition to the right to seek monetary damages, the Company may seek a temporary and/or permanent injunction to restrain any breach or threatened breach of these restrictions or a decree of specific performance, mandamus or other appropriate remedy to enforce compliance with the restrictions imposed under Paragraph 3.1 above, including those remedies provided for under the Equity Awards. You agree that no bond will need to be posted for the Company to receive such an injunction and no proof will be required that monetary damages for violations of this non-competition provision would be difficult to calculate and that remedies at law would be inadequate.
4.Indemnification
Following the Separation Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with D&O insurance coverage, in each case, with respect to your services as an executive officer and director of the Company and its subsidiaries prior to the Separation Date, and thereafter, with respect to your services as a director through the conclusion of your term and, in each case, to the same extent that such indemnification and D&O insurance coverage is provided to executive officers and directors of the Company and its subsidiaries.

5.Miscellaneous
5.1    Neither party to this letter agreement shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, the Company may assign this letter to a purchaser of all, or substantially all, of the Company’s assets.

5.2    No payment under this letter agreement shall be made in violation of applicable law. Except to the extent subject to federal law, this letter shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Texas applicable to agreements made and to be performed entirely within such State. If any provision of this letter agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the remainder of this letter agreement will not be affected.

5.4    All payments of compensation by the Company to you in respect of your employment with the Company shall be subject to applicable federal, state or local payroll taxes and other withholding requirements. It is the intent of the parties that the payments and benefits under this letter agreement shall be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and each payment under this letter shall be treated as a separate payment for purposes of Section 409A. The Company and you agree that the Separation Date constitutes the date on which you experience a “separation from service” as an employee with the Company, within the meaning of Section 409A. In the event that upon the Separation Date, you are subject to the payout restrictions that apply to a “specified employee” as defined in Section 409A, the payout of any amount under this letter agreement in connection with your separation from service during for the first six months following such separation that would violate Section 409A shall be paid on the first day of the seventh month after your separation from service. For the avoidance of doubt, the Separation Date does not constitute the date on which you experience a “separation from service” in your capacity as a member of the Board, and any deferred compensation received in respect of your service as a member of the Board shall be subject to delayed payment in accordance with the terms of the applicable deferred compensation plans and Section 409A. You further acknowledge that you are and will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees payable or provided hereunder in respect of your services and will not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or any of its affiliates. The parties intend that the terms and provisions of this letter shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A and, to the maximum extent permitted, this letter shall be interpreted so as to comply with Section 409A. With respect to the indemnification provisions referenced in Paragraph 5 of this letter agreement that provide for reimbursement of costs and expenses, the right to reimbursement shall not be subject to liquidation and may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable in any subsequent year. All expense reimbursements paid pursuant to this letter agreement that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense, in accordance with Section 409A.

5.5    This letter agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing, with respect to the subject matter hereof; provided, except for any provisions of any agreements or plans that expressly survive as specified herein, which are incorporated herein by reference as if set forth in their entirety, with any defined terms used therein to be modified in order to give effect to such provisions. For the avoidance of doubt, nothing in this letter agreement modifies any entitlements to any deferred compensation under any Company retirement or nonqualified deferred compensation plan. This letter agreement may be modified only in a writing signed by you and an authorized named executive officer of the Company.

5.6    Any notices given under this letter (a) by the Company to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (b) by you to the Company shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.

5.7    The headings of this letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter.

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

[Signature Page Follows]

Very truly yours,

CenterPoint Energy, Inc.
/s/ Dave Lesar
______________________________
Dave Lesar
Chief Executive Officer

[Signature Page to Separation Agreement]

Accepted and Agreed this 21st day of July, 2021:

/s/ Milton Carroll
_______________________________
Milton Carroll

[Signature Page to Separation Agreement]

            Exhibit A

This Release of Claims (the “Release Agreement”) is made and entered into by and between yourself and CenterPoint Energy Service Company, LLC, including its associated companies and parent company and their partners, partnerships, officers, directors, managers, employees, shareholders, agents, attorneys, representatives, and assigns (hereafter referred to collectively as the "Company"). Both the Company and you are entering into this Release Agreement as a way of amicably concluding the employment relationship, and your service on the board of directors of the Company (the “Board”), following your last day of employment with, and service to, the Company on the dates defined within that certain Separation Agreement dated July 21, 2021 by and between CenterPoint Energy Service Company, LLC and you, and resolving any dispute or potential dispute or claim that you have or might have with the Company. This Release Agreement is not and should not be construed as an allegation or admission on the part of the Company that it has acted unlawfully or violated any state or federal law or regulation. The Company, its officers, directors, employees, shareholders, managers, agents, attorneys, representatives and assigns specifically disclaim any liability to you or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

You agree that the payments and benefits referenced in the Separation Agreement (the “Separation Benefits”), herein, constitute the entire amount of consideration provided to you in respect of this Release Agreement. You further agree that you will not seek any further compensation for any other claimed damage, costs, separation payment, severance, income, or attorney’s fees.

1.In consideration for the Separation Benefits, you acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by you or that you received in connection with your employment with the Company or service to the Board, whether stored physically or electronically or produced to you by any employee, officer, director, agent, contractor, or representative of the Company and its subsidiaries and affiliates related to the Company, whether provided in written or printed form, or orally, or on a computer, all comprise confidential and proprietary business information. You agree that you have returned or will return immediately, and maintain in strictest confidence and will not use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of the Company and its subsidiaries and affiliates. It is understood and agreed that in the event of any breach or threatened breach of this provision by you, the Company and its subsidiaries and affiliates may, in their discretion, discontinue any or all payments provided for herein and recover any and all payments already made and the Company and its subsidiaries and affiliates shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision. Should you be served with legal process seeking to compel you to disclose any such information to any non-governmental party or any such non-governmental party’s representatives, you agree to notify the General Counsel for the Company immediately, in order that the Company and its subsidiaries and affiliates may seek to resist such process if they so choose.

You agree that you shall be available to and shall assist the Company and/or its affiliates in transitioning your job duties, as reasonably requested by the Company. Additionally, you agree to be reasonably available to the Company or its representatives (including its attorneys) to provide information and assistance as requested by the Company. This includes, but is not limited to, offering truthful testimony (and preparing to testify) as a witness in any proceeding, or otherwise providing information or reasonable assistance to the Company, in connection with any investigation, claim or suit, and cooperating with the Company regarding any litigation, government investigations, administrative or regulatory matters, proceedings before government agencies and commissions, claims or other disputed items involving the Company that relate to matters within your knowledge or responsibility during your employment or service to the Board. Specifically, you agree (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party (known to you to be adverse to the Company or its interests), and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. The Company and its subsidiaries and affiliates agree that if you are called upon by or on behalf of the Company and its subsidiaries and affiliates to serve as a witness or consultant in or with respect to any potential litigation, or regulatory proceeding, any such call shall be with reasonable notice, shall not unnecessarily interfere with your later employment, and shall provide for payment for your reasonable time and costs expended for your assistance on such matters.

Additionally, in consideration for the Separation Benefits and in accordance with the following paragraph, you also agree to refrain from making any criticisms or disparaging comments about the Company, its directors, officers, or employees.

2.You acknowledge and agree that:

a.You have read this Release, and you understand its legal and binding effect. You are acting voluntarily, deliberately, and of your own free will in executing this Release and have been provided with all information needed to make an informed decision to sign this Release and given an opportunity to ask questions that you might have about this Release.

b.The consideration for this Release is in addition to anything of value to which you already are entitled, and is not wages, a wage increase, a bonus, or any other form of compensation for services performed. Standard deductions will be made to the consideration for this Release.

c.You have had the opportunity to seek, and the Company hereby advises you in writing to seek, legal counsel prior to signing this Release.

d.You have (i) received all compensation due as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by during your employment by the Company; (iii) been properly provided any leave requested under the FMLA or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity and have reported any and all such concerns; (v) reported any pending judicial and administrative complaints, claims, or actions you filed against the Company or any other released person or entity; and (vi) not raised a claim of sexual harassment or abuse with the Company.

3.In return for the Company's agreement to provide the Separation Benefits, and other items described in this Release Agreement, you agree not to sue and to release and forever discharge the Company and its parent, subsidiaries, and affiliates, specifically including but not limited to CenterPoint Energy, Inc., CenterPoint Energy Service Company, LLC, CenterPoint Energy International, Inc., CenterPoint Energy Houston Electric, LLC, CenterPoint Energy Resources Corp., CenterPoint Energy Gas Transmission Company, LLC, CenterPoint Energy- Mississippi River Transmission, LLC, CenterPoint Energy Pipeline Services, Inc., CenterPoint Energy Field Services, LLC, CenterPoint Energy Services, Inc., Enable Midstream Partners, LP, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Minnesota Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Arkansas Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Louisiana Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Mississippi Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Oklahoma Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Texas Gas Operations, Vectren Corporation, and their respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries and agents of any of the foregoing, and any and all other persons, firms, organizations, and corporations (collectively referred to as the “Corporate Group”) from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of your employment with the Company or service to the Board, including any existing claims or rights you may have under any federal, state or local law dealing with discrimination in employment on the basis of sex, sexual orientation, race, national origin, religion, age, disability, or veteran status, and you hereby accept the Separation Benefits and other consideration described herein in full and final settlement of all damages, losses, causes of action, expenses, demands, liabilities, and claims.

This release includes, but is not limited to, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621, the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 and 1991, 42 U.S.C. §2000(e) et seq., the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of

1974, as amended, the Pregnancy Discrimination Act of 1978, the Civil Rights Act of 1866, as amended, the Energy Reorganization Act, as amended, 42 U.S.C. §5851, the Workers’ Adjustment and Retraining Notification Act of 1988, the Texas Labor Code, the Arkansas Civil Rights Act, the Minnesota Human Rights Act, the Americans with Disabilities Act, as amended, 42 U.S.C. §12101, 42 U.S.C. Section 1981, any claims for breach of oral or written contract, wrongful discharge, retaliation for filing a workers’ compensation claim, tort or personal injury of any sort, and any claim under any other state or federal statute, regulation, or common law that may be legally waived. You further understand and agree that this release does not apply to any claims or rights which, by law, cannot be waived, including but not limited to unemployment benefits, the right to file an administrative charge, or participate in an administrative investigation or proceeding, however, if you or someone acting on your behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company, you expressly waive any right to recover any damages or other relief, whatsoever, from the Company including costs and attorneys’ fees. You affirm and agree that your employment relationship and service to the Board will end on the dates defined within the Separation Agreement and you will withdraw unequivocally, completely and finally from your employment and service to the Board and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described herein. You acknowledge that you have been paid all compensation owed to you as of the date of this Release Agreement, with the exception of the Separation Benefits due and payable pursuant to the Separation Agreement or this Release Agreement. You acknowledge that neither the Company nor any other member of the Corporate Group has promised you continued employment or represented to you that you will be rehired in the future. You acknowledge that neither the Separation Agreement, nor this Release Agreement, creates any right on your part to be rehired by the Company or any other member of the Corporate Group and you hereby waive any right to future employment by the Company or any other member of the Corporate Group. You agree that this Release Agreement and the waiver contained herein are valid and that they are fair, adequate and reasonable. You agree that your consent to this Release Agreement and waiver was with your full knowledge and was not procured through fraud, duress or mistake.

4.You agree that for a period of one year following your termination of employment with the Company and service to the Board that you will not: a) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any other employee of the Company, its subsidiaries and affiliates to terminate employment with the Company, its subsidiaries and affiliates; b) interfere in any manner with the contractual or employment relationship between the Company, its subsidiaries and affiliates and any other employee of the Company, its subsidiaries and affiliates; or c) use any confidential information to directly, or indirectly, solicit any customer of the Company, its subsidiaries and affiliates.

5.This Release Agreement will be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws. Should any of the clauses in this Release Agreement be declared invalid, null, void or unenforceable, the rest of the Release Agreement shall remain in full force and effect. If the Company elects to waive or release any obligation of yours under this Release Agreement, the remainder of the Release Agreement shall be enforced. This Release Agreement may not be modified, altered or amended except in a written agreement executed by you and the Company’s General Counsel.

6.You agree that any disputes arising under this Release Agreement shall first be submitted to mediation with a mediator mutually agreed upon by the Company and you, and failing resolution by mediation, to a tribunal in accordance with the applicable law. You also agree that the fees associated with the mediation shall be shared equally between the Company and you, with each party bearing their own attorney’s fees associated with the mediation.

7.The Company hereby advises you in writing to consult with an attorney prior to executing this Release Agreement. You acknowledge that you have been given an opportunity and are hereby encouraged in writing by the Company to have an attorney review this Release Agreement, that you have read and understand this Release Agreement, and that you have signed this Release Agreement knowingly, freely and voluntarily. You have twenty-one (21) days (the “Consideration Period”) to decide whether to sign this Release Agreement and be bound by its terms. You agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day Consideration Period. You may revoke this Release Agreement at any time within seven (7) days following your written acceptance of it below by delivery of a written notification to the undersigned. This Release Agreement will not be effective or enforceable until this seven-day revocation period has expired. In the event that this Release Agreement is canceled or revoked, the Company shall have no obligation to make the payment or provide the benefits described herein. In the event you choose to sign this Release prior to the expiration of the Consideration Period, you represent that you are knowingly and voluntarily waiving the remainder of the Consideration Period. You understand that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to you in exchange for signing this Release.

8.You understand this Release Agreement does not apply to (a) any claims or rights that may arise after the date that you signed this Release Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Release Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Release Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, and the return of property provision) (x) limits or affects your right to challenge the validity of this Release Agreement under the ADEA or the OWBPA, (y) prevents you from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) precludes you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency. Notwithstanding my confidentiality and non-disclosure obligations in this Release Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The purpose of the arrangements described in this letter is to arrive at a mutually agreeable and amicable basis with respect to your separation from employment with the Company and the conclusion of your service to the Board. If you agree with the foregoing, please indicate so by signing in the space designated below and returning an executed copy of this Release Agreement, and any revocation, to the Company electronically to John Price, Associate General Counsel, CenterPoint Energy Legal Department at john.price@centerpointenergy.com, and the original signed Release Agreement and any revocation to John Price, Associate General Counsel, CenterPoint Energy Legal Department, 1111 Louisiana St., 46th Floor, Houston, TX 77002.

Sincerely,

/s/ Monica Karuturi
_____________________
Monica Karuturi
Senior Vice President and General Counsel

Agreed to and Accepted this

21 day of July, 2021.

/s/ Milton Carroll
_____________________
Milton Carroll

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